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                                                                    EXHIBIT 2(c)

                           U.S.T. MASTER FUNDS, INC.
                      U.S.T. MASTER TAX-EXEMPT FUNDS, INC.

                    Amendments of By-Laws as adopted at the
                  Regular Meetings of the Boards of Directors
                                 July 31, 1987



                RESOLVED, that Article I of each of the Company's
       By-Laws be, and hereby is, amended by the addition of the following as Section 8:

                    Section 8.  No Annual Meeting Required.
                                 --------------------------

                    No annual meeting of stockholders of the
               Corporation shall be held unless required by applicable law or otherwise determined by the Board of Directors.

               FURTHER RESOLVED, that the last sentence of
       Article II, Section 1 of each Company's By-Laws be, and hereby is, amended to provide as follows:

                    Subject to the provisions of Article 1,
               Section 8, the members of the Board of Directors shall be elected by the stockholders at their annual meeting and each Director shall hold office until the annual meeting next after his election and until his successor shall have been duly elected and qualified, until he shall have resigned, or until he shall have been removed as provided in Sections 10 and 11 of this Article II.